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                          [King & Spalding Letterhead]



                               September 22, 1998



Dan River Inc.
2291 Memorial Drive
Danville, Virginia 24541


The Bibb Company
100 Galleria Parkway, Suite 1750
Atlanta, Georgia 30339



      Re: Federal Income Tax Consequences of Merger of DR Acquisition Corp. with and into The Bibb Company


Ladies & Gentlemen:


      We have acted as tax counsel to Dan River Inc. ("Dan River") in connection with the merger (the "Merger") of DR Acquisition Corp., a Delaware corporation and newly formed, wholly owned subsidiary of Dan River ("Merger Sub"), with and into The Bibb Company, a Delaware corporation ("Bibb"), pursuant to the Agreement and Plan of Merger dated as of June 28, 1998, as amended by the First Amendment dated as of August 14, 1998, and further amended by the Second Amendment dated September 23, 1998 (the "Merger Agreement") by and between Dan River, Merger Sub, and Bibb. You have requested our opinion as to the accuracy of the information contained in the Supplement to Joint Proxy Statement under the heading "Certain United States Federal Income Tax Consequences."



      All capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement, Joint Proxy Statement/Prospectus and Supplement to Proxy Statement. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.


                     INFORMATION AND ASSUMPTIONS RELIED ON


      In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement, the Joint Proxy Statement/Prospectus and the Supplement to Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and

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Dan River Inc.
September 22, 1998
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representations as we have deemed relevant and necessary through consultation with officers of Dan River and Bibb.



                                    OPINION


     Based upon and subject to the foregoing, we are of the opinion that the information in the Supplement to Proxy Statement under the heading "Certain United States Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences to Dan River, Bibb and the holders of Bibb Common Stock of the Restructured Merger under current law.



     The opinion expressed herein is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to Dan River, Bibb and the holders of Bibb Common Stock. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.



     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Restructured Merger. We hereby consent to the filing of this opinion by Dan River and Bibb with the Securities and Exchange Commission.



                                             Very truly yours,

                                             /s/ King & Spalding

                                             KING & SPALDING